Exhibit 5.1

May 12, 2005

CenturyTel, Inc.

100 CenturyTel Drive

Monroe, Louisiana 71203

Gentlemen:

We have acted as counsel for CenturyTel, Inc., a Louisiana corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the offering by the Company of (a) a total of 4,400,000 shares (the "Shares") of common stock, $1.00 par value for each share, pursuant to the terms of the CenturyTel, Inc. 2005 Directors Stock Plan and the CenturyTel, Inc. 2005 Management Incentive Compensation Plan (the "Plans") and (b) related preference share purchase rights.

Based upon the foregoing and upon our examination of such matters as we deem necessary to furnish this opinion, we are of the opinion that the Shares have been duly authorized and, when issued for at least par value upon the terms described in the Plans and the Registration Statement, will be validly issued and outstanding, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and any amendment thereto.

Very truly yours, Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.

By:	/s/ Margaret F. Murphy
Margaret F. Murphy, Partner